                          SECURITY AGREEMENT                         Exhibit 4.3


     This Security Agreement ("Agreement") dated as of April 20, 1999, is made by A-G Geophysical Products, Inc., a Texas corporation ("Debtor"), in favor of Albert H. Gerrans, Jr., a resident of Harris County, Texas (referred to as "Secured Party"), joined herein by Bolt Technology Corporation, a Connecticut corporation ("Bolt").

                                    RECITALS

     A. Of even date herewith Secured Party and Bolt executed that certain Stock Purchase Agreement covering, in part, the purchase by Bolt from Secured Party of Four Thousand (4,000) shares of common stock of Debtor ("Stock").

     B. Evidencing a portion of the purchase price of such Stock, Bolt executed and delivered to Secured Party its Non-Negotiable Promissory Note ("Note") of even date in the aggregate sum of Seven Million and No/100 Dollars ($7,000,000.00), payable to the order of Secured Party.

     C. For good and valuable consideration, and as an accommodation to Bolt, Debtor has agreed to guarantee the payment of said Note.

     D. Secured Party is only willing to accept said Note from Bolt in partial payment of the purchase price upon the condition, among others, that Debtor shall have executed and delivered to Secured Party its Guaranty of said Note, which Guaranty is secured by this Security Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in order to induce Secured Party to accept such Note as part payment for such Stock, such Guaranty from Debtor and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Debtor hereby represents, warrants covenants and agrees as follows:

                                   SECTION 1

                                  Definitions

     1.1 Defined Terms. Unless otherwise defined herein the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

     "Collateral" shall have the meaning assigned to such term in Section 3 of this Security Agreement.

     "Debtor" shall mean A-G Geophysical Products, Inc.

     "Permitted Indebtedness" shall mean:

          a. Indebtedness of Debtor in favor of Secured Party arising under this Agreement.

          b. Indebtedness existing on the Closing Date of the Stock Purchase Agreement.

          c. Indebtedness to trade creditors, or, otherwise, incurred in the ordinary course of business.

          d. Indebtedness secured by Permitted Liens.

          e. Other indebtedness of Debtor, not exceeding Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate.

          f. The Guaranty by Debtor of Bolt's obligations under the Commercial Revolving Loan and Security Agreement between Bolt and Fleet National Bank, N.A. dated January 5, 1998 (the "Fleet Agreement") of even date herewith, provided, however, that pursuant to the terms of Section 26 of such Guaranty to Fleet, such Guaranty to Fleet shall be of no force and effect while the Guaranty of Debtor secured hereby is in effect. And it is further acknowledged that in the event of a foreclosure hereunder, such Guaranty to Fleet shall be null and void.

          g. Extensions, renewal, refunding, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness a through e above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Debtor.

     "Permitted Liens" shall mean:

          a. Any Liens existing on the Closing Date of the Stock Purchase Agreement or arising under this Agreement.

          b. Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Secured Party's security interests.

          c. Liens (i) upon or in any equipment acquired or held by Debtor or any of its Subsidiaries intended to be and is used by Debtor or its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

          d. Liens on equipment leased by Debtor pursuant to an operating or capital lease in the ordinary course of business incurred solely for the purpose of financing the lease of such equipment (including Liens arising from UCC financing statements regarding such leases) which equipment is intended to be, and is, used by Debtor.

          e. Liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default.

          f. Liens arising solely by virtue of any statutory or common law provision relating to liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor or depository institution.

          g. Liens, not otherwise permitted, which Liens do not in the aggregate exceed Fifty Thousand and No/100 Dollars ($50,000.00) at any time.

          h. Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses a above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

          i. Any future lien which Debtor is required to grant to Fleet Bank, N.A. under the provisions of Article VII of the Fleet Agreement, provided such future lien is junior to, and subordinate to, the security interest granted herein.

     "Secured Obligation" means the obligation of Debtor to guarantee (by the execution and delivery of Guaranty to Secured Party) the payment by Bolt of the Note to Secured Party under Section 2 below.

     "Secured Party" means Albert H. Gerrans, Jr.

     "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Texas, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Secured Party's security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

                                   SECTION 2

                               Secured Obligation

     Bolt has agreed to pay to Secured Party all of the unpaid principal amount of, and accrued interest on, the Note. Debtor has guaranteed the payment of said Note by the execution of a Guaranty. Any failure by Debtor forthwith to pay any of the Secured Obligation when due to Secured Party under such Guaranty, including any cure periods, shall constitute an "Event of Default" hereunder.


                                   SECTION 3

                           Grant of Security Interest

     As collateral security for the prompt and complete payment and performance when due, including any cure periods, (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligation and in order to induce Secured Party to accept said Note from Bolt as part payment of said Stock, and said Guaranty from Debtor, Debtor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Secured Party and hereby grants to Secured Party, a security interest in all of Debtor's right, title and interest in, to and under the property listed on Attachment A hereto (all of which being herein collectively called the "Collateral").

                                   SECTION 4

                         Representations and Warranties

     Subject to the representations and warranties set forth in the Stock Purchase Agreement being true and correct in all material or applicable respects and subject to the Permitted Liens, Debtor hereby represents and warrants to Secured Party that:

     4.1 Except for the security interest granted to Secured Party under this Security Agreement, Debtor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good, marketable and insurable title thereto free and clear of any and all liens.

     4.2 No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Debtor in favor of Secured Party pursuant to this Security Agreement.

     4.3 This Security Agreement creates a legal and valid first lien security interest on and in all of the Collateral in which Debtor now has rights, and upon all filings and other actions necessary or desirable to perfect and protect such security interest having been duly made or taken, Secured Party shall have a fully perfected first priority security interest in all of the Collateral in which Debtor now has rights.

     4.4 Debtor owns the Collateral and has the authority to grant this security interest and to sign this Security Agreement. Such ownership is free from any set-off, claim, restriction, lien, security interest, or other encumbrance, except the security interest and the liens for taxes not yet due.

     4.5 The Collateral includes one or more of these classifications: accounts, inventory, documents, chattel paper, and general intangibles.

                                   SECTION 5

                              Covenants of Debtor

     5.1  Protection of Collateral.  Debtor will defend the Collateral against
          ------------------------
all claims and demands adverse to Secured Party's interest in it and will keep it free from all liens except those for taxes not yet due and from all security interests except this one and Permitted Liens. The collateral will remain in Debtor's possession or control at all times, except as otherwise provided in this Agreement. Debtor will maintain the collateral in good condition and protect it against misuse, abuse, waste and deterioration except for ordinary wear and tear resulting from its intended use.

     5.2  Insurance.  Debtor will insure the Collateral in accord with Secured
          ---------
Party's reasonable requirements regarding choice of carrier, casualties insured against and amount of coverage. Policies will be written in favor of Debtor and Secured Party according to their respective interests. All policies will provide that Secured Party will receive at least ten (10) days' notice before cancellation, and the policies or certificates evidencing them will be provided to Secured Party when issued. Debtor assumes all risk of loss and damage to the Collateral to the extent of any deficiency in insurance coverage. Debtor irrevocably appoints Secured Party as attorney-in-fact to collect any return, unearned premiums and proceeds of any insurance on the Collateral and to endorse any draft or check deriving from the policies and made payable to Debtor.

     5.3  Secured Party's Costs.  Debtor will pay all expenses incurred by
          ---------------------
Secured Party in obtaining, preserving, perfecting, defending and enforcing this security interest or the Collateral and in collecting or enforcing the Note or the Guaranty. Expenses for which Debtor is liable include, but are not limited to, taxes, assessments, reasonable attorney's fees and other legal expenses. These expenses will bear interest from the date ten (10) days after demand at the highest rate stated in Note that are part of the Secured Obligation, and Debtor will pay Secured Party this interest on demand at a time and place reasonably specified by Secured Party. These expenses and interest will be part of the Secured Obligation and will be recoverable as such in all respects.

     5.4  Additional Documents.  Debtor will sign any papers that Secured Party
          --------------------
may reasonably request to obtain, maintain and perfect this security interest or to comply with any relevant law. Debtor shall have the right to approve such papers, which approval will not be unreasonably withheld.

     5.5  Notice of Changes.  Debtor will immediately notify Secured Party of
          -----------------
any material change in the Collateral; change in Debtor's name, address or location; change in any matter warranted or represented in this Agreement; change that may affect this security interest; and any event of default.

     5.6  Use and Removal of Collateral.  Debtor will use the Collateral
          -----------------------------
primarily according to the stated classification unless Secured Party consents otherwise in writing.

     5.7  Sale.  Debtor will not sell, transfer or encumber other than with
          ----
respect to the Permitted Liens, any of the Collateral without the prior written consent of Secured Party.

     5.8  Information and Inspection.  At the time and in the form specified by
          --------------------------
Secured Party, Debtor will furnish Secured Party any reasonable requested information related to the Collateral, which may include:

          a. all information necessary to identify any of the Collateral; and

          b. shipping and delivery receipts evidencing the shipment of goods, and invoices evidencing the receipt of and payment for inventory in Collateral.

          During normal business hours and reasonable notice, Debtor will also allow Secured Party to inspect the Collateral and to inspect and copy all records relating to the Collateral and the obligation, as long as these are accomplished without breach of the peace.

     5.9  Parties Liable on the Collateral.  Debtor will act at all times to
          --------------------------------
preserve the liability of all obligors on the Collateral and preserve the priority of all security for the Collateral.

     5.10 Modification of Collateral.  Without the written consent of Secured
          --------------------------
Party, Debtor will not agree to any modification of terms in any writing related to the Collateral, except in the ordinary course of business and not affecting the Collateral in a material adverse way.

     5.11 Additional Covenants of Debtor.  Debtor covenants and agrees that
          ------------------------------
until the Note secured hereby, including all principal and interest due thereon, is paid in full, Debtor shall observe and comply with all of the following covenants, the breach of any of same constituting a default hereunder:

          a. Debtor shall maintain its corporate existence and good standing in its jurisdiction of. incorporation and maintain qualification in each jurisdiction in which Debtor does business. Debtor shall maintain to the extent consistent with prudent management Debtor's business, enforce all licenses, approval and agreements.

          b. The employment of the Secured Party by Debtor and/or Bolt shall not be terminated by Debtor or Bolt, except for a termination for cause under the Employment Agreement executed of even date herewith with Debtor, which has not been cured during applicable cure periods thereunder.

          c.   The initial officers of Debtor shall be maintained as follows:

               Chairman             Raymond Soto
               President            Albert H. Gerrans, Jr.
               Vice President       Michael Hedger
               Vice President       Jeff Gerrans
               Secretary            Alan Levy
               Treasurer            Alan Levy

except that changes may be made by Debtor in such officers from time to time, except for Albert H. Gerrans, Jr.

          d. Debtor will not engage in any business other than the businesses currently engaged in by Debtor and business substantially similar or related thereto (or incidental thereto).

          e. Without Secured Party's prior written consent, Debtor shall not merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity.

          f. Without Secured Party's prior written consent, Debtor shall not permit any amendment to be made to the Articles of Incorporation or to the Bylaws of Debtor.

          g. Except as otherwise herein provided, Debtor shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

          h. The Debtor shall not issue any additional common stock of Debtor, or any other security of any kind or character.

          i. The Debtor shall operate only in the ordinary course of business in the same manner it has operated during the preceding year, and there shall be no material change in the operations of the Debtor, without Secured Party's consent not to be unreasonably withheld.

          j. None of the assets of the Debtor shall be mortgaged, pledged or sold, except in the ordinary course of business or pursuant to Permitted Liens.

          k. Debtor shall not borrow any additional funds, except for Permitted Indebtedness.

          l. The following shall at all times require the direct involvement of Albert H. Gerrans, Jr. to the extent he is available and deems appropriate:

               (i) any negotiations for or on behalf of Debtor of proposals of business from existing or prospective customers of Debtor, including, without limitation, pricing and in terms of such proposals; and

               (ii) any negotiations by Bolt or through its subsidiaries or affiliated companies (other than Debtor) with existing or prospective customers of Debtor which directly involve the business of Debtor.

          m. Secured Party recognizes that Bolt has many customers and suppliers in common with the Debtor and this provision and subsection n, below is not intending to restrict Bolt in the conduct of its business with such customers and suppliers, provided that it does not involve directly the business of the Debtor.

          n. Bolt (and any of its subsidiaries or affiliated companies, other than Debtor) shall be prohibited from:

               (i) soliciting the employment of any current or future employees of Debtor; and

               (ii) dealing directly with existing or prospective customers of Debtor except through Debtor itself, when it directly involves the business conducted by the Debtor.

          o. Debtor agrees that it will not transfer, assign or grant an exclusive license for any of its proprietary information, including, without limitation, any inventions, patents, patent applications, or methods of doing business, to any third parties, including, without limitation, Bolt and its subsidiaries and its affiliated companies, without the prior written consent of the Secured Party.

          p. Bolt employees assisting in the management of the Debtor or the Debtor's employees shall consult in advance with the Secured Party before implementation of any operational changes affecting the Debtor's employees.

          q. The Debtor acknowledges and agrees that the Secured Party shall be entitled to cause Debtor to furnish him with monthly financial statements of Debtor showing a balance sheet and a profit and loss statement covering the operations of Debtor during the preceding month, the same to be furnished within twenty (20) days after the end of each month.

          r. Debtor shall at all times maintain a tangible net worth (as herein defined) that is greater than or equal to $4,000,000.00, calculated quarterly. "Tangible net worth" is defined to include as of the date of any determination, Debtor's net worth as reflected on its balance sheet minus all indebtedness owing from officers or affiliates.

          s. Debtor shall at all times maintain a current ratio that is greater than or equal to 3 to 1, calculated quarterly. The term "current ratio" as of the date of any determination, shall be the ratio of (i) Debtor's current assets, to (ii) Debtor's current liabilities.

          t. The Debtor shall at all times maintain a maximum debt (loans from financial institutions) to tangible net worth ratio that is less than or equal to .08 calculated quarterly.

          u. Debtor shall not make a net transfer to Bolt (whether by dividend, intercompany transfer or otherwise) of any cash of Debtor, which would cause Debtor's cash or cash equivalents to be less than $500,000.00.

                                   SECTION 6

                      Rights and Remedies of Secured Party

     Generally.  Secured Party may exercise the following rights and remedies
     ---------
after an event of default has occurred, and after the expiration of all applicable cure periods, and thereafter, during the continuance of such event of default:

          a.   take control of any proceeds of the Collateral;

          b. release any Collateral in Secured Party's possession to any Debtor, temporarily or otherwise;

          c. take control of any funds generated by the Collateral, such as refunds from and proceeds of insurance, and reduce any part of the obligation accordingly or permit Debtor to use such funds to repair or replace damaged or destroyed Collateral covered by insurance;

          d. demand, collect, convert, redeem, settle, compromise, receipt for, realize on, sue for and adjust the Collateral either in Secured Party's or Debtor's name, as Secured Party desire;

          e. contact account debtors directly to verify information furnished by Debtor;

          f.   notify obligors on the Collateral to pay Secured Party directly;

          g. take control of all proceeds of and payments on any Collateral and apply them against the obligation; and

          h. as Debtor's agent endorse any documents or chattel paper that is Collateral or that represents proceeds of Collateral.

                                   SECTION 7

                               Events of Default

     7.1  Each of the following conditions is an event of default:

          a. if Debtor fails to pay any of the Secured Obligation when due and such default extends beyond the notice and cure period herein provided;

          b. if any warranty, covenant or representation made to Secured Party by or on behalf of Debtor under this Security Agreement proves to have been false in any material respect when made and such is not cured to Secured Party's reasonable satisfaction within ten (10) days after written notice;

          c.   if a receiver is appointed for Debtor or any of the Collateral;

          d. if the Collateral is assigned for the benefit of creditors or, to the extent permitted by law, if bankruptcy or insolvency proceedings commence against or by any of these parties: Debtor; any partnership of which Debtor is a general partner; and any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party or other person liable on or for any part of the obligation;

          e. if any financing statement regarding the Collateral but not related to this security interest and not favoring Secured Party or evidencing Permitted Liens is filed and such is nor released within ten (10) days after written notice;

          f. if any lien attaches to any of the Collateral, except for the Permitted Liens, and such is not released within ten (10) days after written notice;

          g. if any of the Collateral is lost, stolen, damaged or destroyed, unless it is promptly replaced with Collateral of like quality or restored to its former condition within ten (10) days after written notice; and

          h. if Debtor and/or Bolt fail to comply with the covenants and other provisions of Section 5.11 hereof and the same are not cured to Secured Party's reasonable satisfaction within ten (10) days after written notice.

     7.2 During the existence of any event of default, Secured Party may declare the unpaid principal and earned interest of the Note and Guaranty immediately due in whole or part, enforce the obligation and exercise any rights and remedies granted by Chapter 9 of the Texas Business and Commerce Code or by this Agreement, including the following:

          a. require Debtor to deliver to Secured Party all books and records relating to the Collateral;

          b. require Debtor to assemble the Collateral and make it available to Secured Party at a place reasonably convenient to both parties;

          c. take possession of any of the Collateral and for this purpose enter any premises where it is located if this can be done without breach of the peace;

          d. sell, lease, or otherwise dispose of any of the Collateral in accord with the rights, remedies and duties of a secured party under Chapters 2 and 9 of the Texas Business and Commerce Code after giving notice as required by those chapters; unless the Collateral threatens to decline speedily in value, is perishable or would typically be sold on a recognized market, Secured Party will give Debtor reasonable notice of any public sale of the Collateral or of a time after which it may be otherwise disposed of without further notice to Debtor; in this event, notice will be deemed reasonable if it is mailed, postage prepaid, to Debtor at the address specified in this Agreement at least ten (10) days before any public sale or ten (10) days before the time when the Collateral may be otherwise disposed of without further notice to Debtor;

          e. surrender any insurance policies covering the Collateral and receive the unearned premium;

          f. apply any proceeds from disposition of the Collateral after default in the manner specified in Chapter 9 of the Texas Business and Commerce Code, including payment of Secured Party's reasonable attorney's fees and court expenses; and

          g. if disposition of the Collateral leaves the Secured Obligation unsatisfied, collect the deficiency from Debtor.

     7.3 Debtor also agrees to pay all fees, costs and expenses of Secured Party, including, without limitation, reasonable attorney's fees incurred in connection with the enforcement of any of its rights and remedies hereunder.

     7.4 Debtor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

                                   SECTION 8

          Limitation of Secured Party's Duty in Respect of Collateral

     Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as Debtor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Secured Party to do any act not so requested shall be deemed a failure to act reasonably.

                                   SECTION 9

                                    NOTICES

     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by certified or registered mail (postage prepaid), return receipt requested, by courier or express delivery service or by confirmed facsimile to the address or facsimile telephone number set forth as follows or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto:

          To Secured Party:   Post Office Box 694
                              Hempstead, Texas  77445
                              Telephone Number:  409.826.6201
                              Facsimile Number:  409.826.2950

               with copy to:  Albert S. Weycer, Esq.
                              Weycer, Kaplan, Pulaski & Zuber, P.C.

                              Eleven Greenway Plaza
                              1400 Summit Tower
                              Houston, Texas  77046-1104
                              Telephone Number:  713.961.9045
                              Facsimile Number:  713.961.5341

          To Debtor:          Four Duke Place
                              Norwalk, Connecticut  06854
                              Telephone Number:  203.853.0700
                              Facsimile Number:  203.854.9601

               with copy to:  Barbara A. Young, Esq.
                              Levett, Rockwood & Sanders
                              33 Riverside Avenue
                              Post Office Box 5116
                              Westport, Connecticut  06881
                              Telephone Number:  203.222.0885
                              Facsimile Number:  203.226.8025

                                   SECTION 10

                                 Miscellaneous

     10.1 Parties Bound.  The Secured Party's rights under this Agreement shall
          -------------
inure to the benefit of his heirs, legal representatives, successors and assigns. If Debtor is more than one, all their representations, warranties and agreements are joint and several. Debtor's obligations under this Agreement shall bind Debtor's personal representatives, successors and assigns.

     10.2 Waiver.  Neither delay in exercise nor partial exercise of any of
          ------
Secured Party's remedies or rights shall waive further exercise of those remedies or rights. Secured Party's failure to exercise remedies or rights does not waive subsequent exercise of those remedies or rights. Secured Party's waiver of any default does not waive further default. Secured Party's waiver of any right in this Agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

     10.3 Reimbursement.  If Debtor fails to perform any of Debtor's
          -------------
obligations, Secured Party may perform those obligations and be reimbursed by Debtor on demand at the place where the Note is payable for any sums so paid, including attorney's fees and other legal expenses, plus interest as provided in
Section 5.3.  The sum to be reimbursed shall be secured by this Security
Agreement.

     10.4 Interest Rate.  Interest included in the Secured Obligation shall not
          -------------
exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under law; any interest in excess of that maximum amount shall be credited to the principal of the Secured Obligation or, if that has been paid, refunded. On any acceleration or required or permitted prepayment of the Secured Obligation, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal amount of the Secured Obligation or, if the principal amount has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the Secured Obligation.

     10.5 Modifications.  No provisions of this Agreement shall be modified or
          -------------
limited except by written agreement.

     10.6 Severability.  The unenforceability of any provision of this Agreement
          ------------
will not affect the enforceability or validity of any other provision.

     10.7 After-Acquired Consumer Goods.  This security interest shall attach to
          -----------------------------
after-acquired consumer goods only to the extent permitted by law.

     10.8 Applicable Law.  This Agreement will be construed according to Texas
          --------------
laws.

     10.9 Place of Performance.  This Agreement is to be performed in Harris
          --------------------
County, Texas.

     10.10 Financing Statement.  A carbon, photographic or other
           -------------------
reproduction of this Agreement or any financing statement covering the Collateral is sufficient as a financing statement.

     10.11 Presumption of Truth and Validity.  If the Collateral is sold
           ---------------------------------
after default, recitals in the bill of sale or transfer will be prima facie evidence of their truth, and all prerequisites to the sale specified by this Agreement and by Chapter 9 of the Texas Business and Commerce Code will be presumed satisfied.

     10.12 Singular and Plural.  When the context requires, singular nouns
           -------------------
and pronouns include the plural.

     10.13 Cumulative Remedies.  Foreclosure of this security interest by
           -------------------
suit does not limit Secured Party's remedies, including the right to sell the Collateral under the terms of this Agreement. All remedies of Secured Party may be exercised at the same or different times, and no remedy shall be a defense to any other. Secured Party's rights and remedies include all those granted by law or otherwise, in addition to those specified in this Agreement.

     10.14 Termination of this Security Agreement.  This Security Agreement
           --------------------------------------
shall terminate upon the payment and performance in full of the Secured Obligation.

     10.15 Attachments Incorporated.  The Attachment A indicated below is
           ------------------------
attached to this Security Agreement and incorporated into it for all purposes.

     10.16 Notice and Cure.  If Debtor defaults under Section 7.1 a hereof,
           ----------------
Secured Party shall provide Debtor with ten (10) days notice of such default and the opportunity to cure the same within such ten (10) day period.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

                              A-G Geophysical Products, Inc.

                              By:_____________________________________
                              Name:___________________________________
                              Title:____________________________________
                                                                        "Debtor"
                              Accepted and acknowledged by:


                              ________________________________________
                              Albert H. Gerrans, Jr.

                                                                 "Secured Party"

                              Bolt Technology Corporation


                              By:_____________________________________
                              Name:___________________________________
                              Title:____________________________________

                                                                          "Bolt"

                                  Attachment A

                                   Collateral

The Collateral shall consist of all right, title and interest of Debtor in and to the following:

     a. All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

     b. All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, pacing and shipping materials, work in process and finished products including such inventory as is temporarily out of Debtor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

     c. All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind.

     d. All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligation owing to Debtor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Debtor, whether or not earned by performance, and any and all credit insurance, Guaranty, and other security therefor, as well as all merchandise returned to or reclaimed by Debtor.

     e. All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired relating to the foregoing.

     f. All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing.

     g. Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.